                                                                   EXHIBIT 10.61

                  SEPARATION AND CONSULTING SERVICES AGREEMENT

     This Separation and Consulting Services AGREEMENT ("Agreement") is made and entered into by and between Coram Healthcare Corporation, a Delaware corporation ("CHC" or "Company") and Joseph Smith ("Smith").

     WHEREAS, CHC and Smith entered into a certain Employment Agreement dated April 26, 1999 (the "Employment Agreement") whereby CHC agreed to employ Smith pursuant to the terms thereof;

     WHEREAS, CHC and Smith have mutually and amicably agreed upon the terms of Smith's separation from employment with CHC, effective June 30, 2000;

     WHEREAS, CHC and Smith wish to resolve any and all disputes that may arise out of Smith's employment with CHC;

     WHEREAS, CHC and Smith intend to enter into this Agreement to set forth the terms and conditions of Smith's one-year sales consulting engagement with CHC.

     NOW THEREFORE, in consideration of the foregoing premises and the following promises, the parties, intending to be legally bound, agree as follows.

     1. THE TERM "CHC" OR "COMPANY". As used in this Agreement, the term "CHC" or "Company" means collectively CHC, its subsidiaries, divisions and affiliates. For purposes of this Agreement, the term "affiliates" shall have the same definition as the term "affiliated group" in Section 1504(a) of the Internal Revenue Code of 1986, as amended from time to time.

     2. LAST WORKING DAY. Smith shall continue as the Company's Chief Operating Officer and shall satisfactorily perform those duties incident to such office and other duties as assigned by the Chief Executive Officer from time to time through June 30, 2000. Smith's last working day as the Chief Operating Officer and employee of CHC will be June 30, 2000 ("Last Working Day").

     3. SALES CONSULTING SERVICES. Subject to Section 4(a)(ii) of this Agreement, Smith shall provide sales consulting services on an independent contractor basis to CHC, beginning on July 1, 2000, and continuing until June 30, 2001 ("Term"). Throughout the Term, Smith shall use his best efforts to optimize Company sales and profits for its base infusion business. Smith shall focus his efforts on the top line growth of CHC's infusion business and shall have no operational responsibilities. Smith shall report to Coram's Chief Executive Officer and President, Daniel D. Crowley ("Crowley"). Throughout the Term, specific sales performance targets for Smith shall be agreed upon by Smith and Crowley.

          (a) INDEPENDENT CONTRACTOR. Throughout the Term in the performance of all sales consulting services hereunder, it is mutually understood and agreed that Smith shall be, and at all times, is acting and performing as an independent contractor in the performance of his professional duties as a sales consultant. CHC shall neither have nor exercise any control or direction over the methods by which Smith shall perform the services required hereunder except as to the results of the work. Smith shall complete the services required hereunder according to his own means and methods of work, which shall be in his exclusive charge and control. During the Term, Smith shall not be an employee or agent of CHC and shall not have any right to bind CHC, to transact any business in CHC's name or on behalf of CHC in any manner or form, or to make any promises or representations on behalf of CHC, except while performing services as a consultant in accordance with the provisions of this Agreement. Smith shall represent himself only as an independent contractor.

          (b) TIME. Smith agrees to devote all time, attention, knowledge and skills as are reasonably necessary to the performance of services required hereunder.

     4.   CHC'S PROMISES. In consideration of Smith's promises recited herein:

          (a)  PAYMENT AND BENEFITS.

               (i) Smith shall be paid $25,700 on a monthly basis throughout the Term. Except as described in Section 4(a)(iii) below, Smith shall not be entitled to stock options, continued vesting of stock options, any incentive/bonus programs, or any employee benefits. Because Smith is an independent contractor, he shall not be paid overtime compensation, shall not receive any holiday, sick or vacation pay, and shall be solely liable for all taxes in accordance with this Section 4 (a)(i). Smith acknowledges and agrees that CHC shall not have any obligation or liability whatsoever to Smith or his successors, assigns or creditors for federal or state income or employment tax withholding, payment of employment or unemployment insurance contributions, minimum wage requirements, workers' compensation coverage, or other similar taxes or liabilities, by reason of Smith's status as an independent contractor. SPECIFICALLY, SMITH ACKNOWLEDGES THAT HE IS NOT ENTITLED TO WORKERS' COMPENSATION OR UNEMPLOYMENT INSURANCE BENEFITS UNLESS WORKERS' COMPENSATION OR UNEMPLOYMENT COMPENSATION COVERAGE IS PROVIDED BY SMITH OR BY SOME ENTITY OTHER THAN CHC, AND THAT SMITH IS OBLIGATED TO PAY ALL FEDERAL AND STATE INCOME TAX ON ANY MONEYS PAID TO SMITH PURSUANT TO THIS AGREEMENT.

               (ii) If prior to the expiration of the Term Smith accepts a job or a position with another organization who is not a competitor of Coram and his new position or engagement does not compete with Coram as defined in Section 5(b) hereof, Smith's sales consulting obligations as set forth in Section 3 of this Agreement shall terminate and Coram shall continue to pay Smith $25,700 on a monthly basis through the end of the Term. However, any and all other obligations of Smith under this Agreement, including but not limited to those set forth in Sections 5-11 herein, shall survive any expiration or termination of this Agreement. In the event Smith wishes to enter into a business relationship or otherwise take any action which he reasonably believes in good faith will not violate the terms of his non-compete provision, Smith may request approval from the Company to enter into such relationship or take such action. If the Company's Chief Executive Officer (i) agrees that Smith's proposed business relationship or action would not violate his non-compete provision or
(ii) fails to respond to Smith's written request to the Company within thirty (30) days from the receipt of such written request by the Company's Chief Executive Officer, then Smith shall be deemed to have complete approval from the Company to take such actions or maintain such business relationships described in Smith's written request to the Company.

              (iii) Beginning July 1, 2000, and continuing until the earlier of the end of the Term or until Smith accepts a position with, or is otherwise engaged by, another organization, Smith shall make payment to CHC on a monthly basis in the amount of $243.34 on or before the first day of each month for the continuation of Smith's then current medical and dental coverage under COBRA and CHC shall pay the balance for such coverage. At the end of the Term or upon Smith's acceptance of a position with or engaged by another organization, Smith shall be entitled to continue his medical and dental coverage under COBRA for the applicable statutory period at the full COBRA premium rate.

               (iv) On or before Smith's Last Working Day, he shall return to CHC all CHC property in his possession. However, Smith shall be entitled to use the Coram laptop computer currently in his possession until the earlier of the end of the Term or until he accepts a position with or is otherwise engaged by another organization.

          (b) PAID TIME OFF/VACATION PAY. On CHC's next regular payday after Smith's Last Working Day, Smith will be paid for any accrued but unused PTO hours earned by Smith through his Last Working Day.

          (c) STOCK OPTIONS. Under CHC's 1994 Stock Option Plan, Smith must exercise any options which are vested as of his Last Working Day within ninety
(90) days of his separation with CHC or forfeit the options. Any vested options not exercised by that time and day shall be forfeited.

          (d) NON-DISPARAGEMENT. CHC shall not make any derogatory or negative statement(s) about Smith which may affect his current or potential business relationships. CHC's obligations hereunder shall survive the expiration or termination of this Agreement.

     5.   SMITH'S PROMISES. In consideration of CHC's promises herein:

          (a) RELEASE OF CLAIMS. Smith for himself and his representatives, heirs, beneficiaries, successors, trustees, administrators and assigns, hereby releases and discharges the Company, and any successor, parent, affiliate, or subsidiary company of the Company, its present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, from any and all claims, demands, damages, debts, commissions, liabilities, controversies, obligations, actions or causes of action of any nature, known or unknown, suspected or unsuspected, that he may have against the Company, its present and former agents, representatives, legal representatives, accountants, successors, assigns, officers, directors and/or employees, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with the Company, and the separation of that employment, including, but not limited to, any rights or claims under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq.;

Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq.; Vocational Rehabilitation Act, 29 U.S.C. Section 701, et seq.; Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Older Workers Benefit Protection Act; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, Employee Retirement Income Security Act of 1974, 42 U.S.C. Section 1981; the National Labor Relations Act, as amended, 29 U.S.C. Section 141, et seq.; state anti-discrimination laws; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any and all claims in the nature of tort or contract claims, and whether for compensatory, punitive, equitable or other relief including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment with the Company. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived; to rights and claims which arise from acts or events occurring after the effective date of this Agreement; or to claims for breach of this Agreement. Smith also specifically covenants (a) that he will not bring suit or file any grievance, charge or complaint of any nature in relation to any claim or right waived herein; and (b) that he will immediately withdraw or otherwise secure the immediate dismissal with prejudice any pending complaint, grievance, charge or lawsuit by Smith, which is presently pending against the Company, without further proceedings, or findings adverse to the Company.

          (b) NON-COMPETE. For a period of twelve (12) months following Smith's Last Working Day, provided the Company is not in breach or default hereof, the Executive shall not (except on behalf of or with the prior written consent of the Company as set forth in Section 4(a)(ii)), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a manager or consultant, or in any other capacity which involves duties and responsibilities similar to those Smith has undertaken for the Company, engage directly or indirectly in any Competing Business.

               (i) As used in this Agreement, "Competing Business" means any business organization of whatever form directly engaged in any business or enterprise which is the same as, or substantially the same as, the business of the Company.

               (ii) As used in this Agreement, "Area" shall mean any state or territory in which CHC does business as of Smith's Last Working Day.

          (c) NON-SOLICITATION OF EMPLOYEES OR CUSTOMERS. Smith agrees that, for a period of twelve (12) months from his Last Working Day, he will not directly or indirectly solicit any employee of CHC to leave CHC's employ for any purpose, and further agrees that he will not directly or indirectly solicit any customer or vendor of CHC as of his Last Working Day to switch from CHC to any other provider of services, products or supplies of like kind to those provided by CHC.

          (d) CONFIDENTIALITY OF CHC INFORMATION. Smith agrees that he shall not at any time or in any manner, either directly or indirectly, make any unauthorized use or disclosure to the detriment of CHC of any knowledge or information of a confidential or proprietary nature, generated or otherwise acquired by him during the course of his past employment by CHC or its predecessor(s) relating to the business or to its processes or trade secrets, or to its sources of supply or customers, or to its marketing of infusion products or services or other marketing plans or contemplated marketing actions of CHC; provided, however, nothing contained herein shall be construed to prevent Smith from using his general knowledge and skill, whether acquired prior to or during Smith's employment by CHC. If Smith becomes legally compelled by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process to disclose any of CHC's confidential information, proprietary information or trade secrets, Smith shall provide CHC with prompt notice prior to disclosing any such information so that CHC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

               Further, during Smith's past employment or upon leaving CHC's employment, Smith specifically represents that he has not and will not remove from CHC's premises, either directly or indirectly, any drawings, writing, prints, computer disks, any documents or anything containing, embodying, or disclosing any confidential or proprietary information or any of CHC's trade secrets unless express written permission is given by a member of CHC's executive management.

               For purposes of this section, the terms "confidential information," "proprietary information," or "trade secrets" mean any information, whether oral, written, furnished to or obtained by Smith during his past employment by CHC or during the Term of his Sales Consulting engagement with CHC, which is neither a matter of public record nor previously published and which cannot be obtained by third parties without a breach of a similar confidentiality obligation.

          (e) RELEASE OF CLAIMS AS OF SMITH'S LAST WORKING DAY. Within 21 days of his Last Working Day, Smith also agrees to execute Exhibit A attached hereto and incorporated herein by reference. In consideration for his execution of Exhibit A, Smith and CHC acknowledge and agree that Smith shall receive additional consideration in the amount of $1,600.00.

          (f) NON-DISPARAGEMENT. Smith shall not make any derogatory or negative statement(s) about CHC that may adversely affect the current or potential business relationships of CHC.

     The rights and obligations of this section shall survive any expiration or termination of this Agreement.

          (g) COOPERATION IN LITIGATION. Through his Last Working Day, Smith agrees to cooperate and assist CHC in any litigation, arbitration, hearing, audit or administrative matter, except in the event that Smith is an adverse party to CHC in any matter. In addition, through his Last Working Day, if requested by CHC, Smith shall testify at no cost to CHC. During the Term of the Agreement, Smith shall agree to comply with any subpoena issued by CHC, its counsel or the court and shall agree to submit to personal jurisdiction in any matter regardless of venue or forum and hereby waives any objection based upon lack of personal jurisdiction. Any and all reasonable costs or expenses incurred by Smith in the performance of his obligations as set forth in this
Section 5 (g) shall be reimbursed by CHC as permitted by state and federal law.

     6.   REMEDIES FOR BREACH

          (a) Smith agrees that to the extent that any provision or portion of this Agreement shall be held, found, or deemed to be unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion shall be deemed modified to the extent necessary in order that any such provision or portion shall be legally enforceable to the fullest extent permitted by applicable law. Smith further agrees that any court of competent jurisdiction shall, and Smith does hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any provision or portion to the fullest extent permitted by applicable law.

          (b) Smith acknowledges and agrees that a breach or threatened breach by Smith of Section 5 (b), (c), (d) or (f) of this Agreement would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation. Accordingly, Smith specifically agrees and acknowledges that the Company has the right, in addition to any and all other remedies available at law or in equity, to enjoin Smith in a court of equity for violating such provisions.

          (c) Smith agrees that should he breach any provision of this Agreement or upon re-employment with the Company or death, the Company may cease all future payments under this Agreement.

     7.   INDEMNIFICATION.

          (a) INDEMNIFICATION BY CHC THROUGH JUNE 30, 2000. All indemnifications and protections afforded to Smith during his term as an employee, director or officer of CHC shall be honored to the extent they are applicable to any claims made or circumstances arising during the time of his employment. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall terminate or modify the provisions of a certain Indemnification Agreement by and between CHC and Joseph D. Smith dated October 22, 1999.

          (b) INDEMNIFICATION OF CHC BY SMITH. Smith hereby agrees to indemnify, defend and hold CHC harmless from any and all liabilities, losses, costs, claims, damages, or other expenses, including reasonable attorneys' fees, resulting from Smith's acts or omissions arising from the performance of services hereunder during the Term hereof. Smith shall be entirely and solely responsible for his acts and the acts of his agents, if any, while engaged in the performance of services hereunder. Smith agrees to indemnify, defend and hold the Company harmless from and against any and all loss, claim, liability or cost of any kind whatsoever (including, but not limited to, workmen's compensation premium or other benefit costs) arising from: (1) Smith's recharacterization as an employee of the Company by any governmental agency; and
(2) Smith's failure to file returns for and pay any taxes, insurance costs or any other costs which he may owe as a result of being recharacterized as an employee of CHC or the performance of services hereunder, as well as any liabilities, costs, interests or penalties which may be assessed against CHC for its failure to withhold against the amounts collected or paid on Smith's behalf. Smith further agrees to indemnify, defend and hold CHC harmless from any and all liabilities, losses, claims or costs, including attorneys' fees, defense costs and court costs, arising or claimed to arise from tortious conduct, breach of contract, or fault of Smith in rendering or failing to render services hereunder.

     8. REFERENCES/PUBLIC STATEMENTS. The parties shall mutually agree upon any statement(s) of reference to be provided on behalf of the other party, as well as any statement(s) or press release(s) to be made by either party concerning Smith's separation of employment from the Company or the sales consulting services to be provided to CHC by Smith pursuant to this Agreement.

     9. CONFIDENTIALITY. Except as required by law, the parties agree not to disclose or publicize the terms of this Agreement, or to assist others to disclose or publicize the terms of this Agreement, except that the parties may disclose the terms of this Agreement to their respective legal and financial advisors and immediate family members, as applicable. In addition, CHC may disclose the terms of this Agreement to certain managers, and employees on a need to know basis in the sole good faith discretion of CHC. However, the terms of this provision shall apply to such third parties, as well as named parties to this Agreement.

     10. OWBPA ACKNOWLEDGMENT. Smith knowingly and voluntarily waives any and all claims under the Age Discrimination in Employment Act of 1967 ("ADEA"), and acknowledges the following:

          (a) This waiver is part of an Agreement that is written in a manner calculated to be understood by Smith.

          (b) This waiver specifically refers to rights and claims arising under the ADEA.

          (c) Smith does not waive any claims under the ADEA that may arise after the date this Agreement is executed.

          (d) Smith waives ADEA rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled.

          (e) Smith is advised to have an attorney of his choosing review this Agreement prior to signing.

          (f) Smith has 21 days from the date he receives this Agreement within which to consider it, although he may accept this Agreement at any time within those 21 days.

          (g) Smith has seven days from the date Smith accepts and signs this Agreement within which to revoke his acceptance. To be effective, such revocation must be made in writing to Mr. Vito Ponzio, Jr., CHC's Senior Vice President of Human Resources., and received by the close of business on the seventh day following acceptance. The Effective Date of this Agreement shall be the eighth day following Smith's acceptance of this Agreement without revocation. If Smith exercises his right to revoke this Agreement, the entire underlying agreement, as it applies to him would be voided in its entirety, and he would not be entitled to any consideration provided under the Agreement, including the payment described in
Section 4 of the Agreement or in Exhibit A thereof.

     11. NON-ADMISSION CLAUSE. Nothing in this Agreement, including the payment of any sum by CHC, constitutes an admission by CHC of any legal wrong prohibited by local, state and federal law, contract or tort, rule or regulation concerning Smith.

     12.  MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

          (b) This Agreement is contractual and not a mere recital. This Agreement constitutes the entire contract between Smith and CHC. This Agreement supersedes the Memorandum of Understanding between the parties dated March 24, 2000, the Employment Agreement between the parties dated April 26, 1999, and any and all other oral and written agreements, letters, conversations, understandings or representations between the parties concerning the subject matter hereof.

          (c) No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties hereto.

          (d) This Agreement is binding upon and inures to the benefit of the heirs, personal representatives, successors and assigns of both parties hereto.

          (e) Smith specifically acknowledges that this Agreement is freely and voluntarily executed by him, knowingly and voluntarily, after careful consideration.

          (f) Smith specifically acknowledges that this Agreement is intended to be a valid legal, instrument, and no provision of this Agreement that may be deemed unenforceable shall in any way invalidate any other provision of this Agreement, all of which remains in full force and effect.

          (g) Each party acknowledges the adequacy and sufficiency of the consideration for his promises set forth in this Agreement. Each party is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other under this Agreement.

          (h) The headings of this Agreement are intended for convenience of reference and shall not control or affect its meaning or construction of any provision hereof.

          (i) All notices and other communications required or permitted hereunder shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class mail, postage prepaid, to the parties at the following addresses:

To Coram: Coram Healthcare Corporation
          1125 17th Street, Suite 2100
          Denver, CO  80202
          Attn: Allen J. Marabito

To Smith: Joseph Smith
          1726 Victoria Circle
          Allentown, PA  18103


RECEIVED on April 14, 2000.

/s/ JOSEPH SMITH
----------------------------
Joseph Smith


AGREED TO AND ACCEPTED this 17TH day of April, 2000.

/s/ JOSEPH SMITH
----------------------------            -----------------------
Joseph Smith                              Social Security No.



CORAM HEALTHCARE CORPORATION

By /s/ ALLEN J. MARABITO
  --------------------------
       Allen J. Marabito
Title: Executive Vice President

                                    EXHIBIT A

                                RELEASE OF CLAIMS

A.   RELEASE AND WAIVER

     In exchange for the consideration and other promises provided by Company described in the Agreement, including but not limited to a lump sum payment of $1,600.00, Smith for himself and his/her representatives, heirs, beneficiaries, successors, trustees, administrators and assigns, hereby releases and discharges the Company, and any successor, parent, affiliate, or subsidiary company of the Company, its present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, from any and all claims, demands, damages, debts, commissions, liabilities, controversies, obligations and actions or causes of actions of any nature, known or unknown, suspected or unsuspected that he may have against Company, its present or past officers, directors employees, agents, representatives, legal representatives, accountants, successors and/or assigns including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his/her employment with Company, and the separation of that employment, including, but not limited to, any rights or claims under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq.; Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq.; Vocational Rehabilitation Act, 29 U.S.C. Section 701, et seq.; Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.; Older Workers Benefit Protection Act; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, Employee Retirement Income Security Act of 1974, 42 U.S.C. Section 1981; the National Labor Relations Act, as amended, 29 U.S.C. Section 141, et seq.; state anti-discrimination laws; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any and all claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, breach of covenant of good faith and fair dealing, or other such claims, and whether for compensatory, punitive, equitable or other relief including, but not limited to, those arising out of, relating to or involving any aspect of his/her employment with the Company. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived or to claims for breach of this Agreement. Smith also specifically covenants (a) that he will not bring suit or file any grievance, charge or complaint of any nature in relation to any claim or right waived herein; and (b) that he will immediately withdraw or otherwise secure the immediate dismissal with prejudice any pending complaint, grievance, charge or lawsuit by Smith, which is presently pending against the Company, without further proceedings, or findings adverse to the Company.

B.   WAIVER

     Smith understands that he has a full 21 days in which to consider this Release of Claims. Any changes to this Release of Claims made by the parties, whether material or immaterial, shall not restart the 21 day waiver period. Smith may voluntarily waive this 21 day period and instead choose to accept and execute this Release of Claims prior to the expiration of this period. If you wish to voluntarily waive such 21 day time period, please initial here:_________.

C.   REVOCATION PERIOD

     Smith acknowledges that the Company advised him to consult with an attorney and financial advisor prior to signing this Release of Claims. Smith hereby certifies his/her understanding that he may revoke the Release of Claims, as it applies to him, within seven days following execution of the Release of Claims and that the Release of Claims, as it applies to him, shall not become effective or enforceable until that revocation period has expired. To be effective, such revocation must be made in writing to Mr. Vito Ponzio, Jr., CHC's Senior Vice President of Human Resources, and received by the close of business on the seventh day following acceptance. He also understands that, should he revoke this Release of Claims within the seven day period, the entire underlying Agreement, as it applies to him, would be voided in its entirety, and he would not be entitled to any consideration provided under the Agreement, including the payment described in Section 4 of the Agreement and this Exhibit A thereto.



                                        ACKNOWLEDGED AND AGREED

                                        By: /s/ JOSEPH SMITH
                                            --------------------------------
                                               Joseph Smith

                                        Date: July 5, 2000
                                             -------------------------------